BlackRock MuniYield Pennsylvania Quality Fund
File No. 811-07136
Item No. 77M (Mergers) -- Attachment

During the six month period ending July 31, 2015, BlackRock MuniYield Pennsylvania Quality Fund (the “Registrant” or “MPA”) acquired substantially all of the assets and assumed substantially all of the liabilities of The BlackRock Pennsylvania Strategic Municipal Trust (“BPS”) (File No.  811-09417) (the “Reorganization”).

The Board of Trustees of the Registrant and BPS unanimously approved the Reorganization and the proposals to effectuate such Reorganization, including an Agreement and Plan of Reorganization and the issuance of additional common shares (the “Common Shares”) and Series W-7 Variable Rate Demand Preferred Share (“VRDP Shares”) of the Registrant.

The holders of Common Shares (the “Common Shareholders”) and the holders of VRDP Shares (the “VRDP Holders”) of BPS approved, as a single class, a proposal to approve an Agreement and Plan of Reorganization between BPS and the Registrant (the “Agreement”) pursuant to which (i) the Registrant will acquire substantially all of BPS’s assets and assume substantially all of BPS’s liabilities in exchange solely for newly issued Common Shares and VRDP Shares of the Registrant and (ii) BPS will terminate its registration under the Investment Company Act of 1940 (the “1940 Act”) and liquidate, dissolve and terminate in accordance with its declaration of trust and Delaware law.

The VRDP Holders of BPS approved, as a separate class, a proposal to approve the Agreement and the transactions contemplated therein, including the termination of BPS’s registration under the 1940 Act and the dissolution of BPS in accordance with its declaration of trust and Delaware law.

VRDP Holders of the Registrant approved, as a separate class, a proposal to approve the Agreement and the transactions contemplated therein, including the issuance of additional VRDP Shares of the Registrant.

On December 11, 2014, in connection with the Reorganization, the Registrant filed a Preliminary Registration Statement on Form N-14 (File No. 333-200862) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the Common Shareholders of BPS.  Pre-effective Amendment No. 1 to the N-14 Registration Statement was filed on January 21, 2015 followed by a filing on Form 497 on January 23, 2015.  The N-14 Registration Statement as so amended was declared effective by the Securities and Exchange Commission on January 22, 2015.  The post-effective Amendment No. 1 to the N-14 Registration Statement was filed on April 13, 2015.

On December 11, 2014, in connection with the Reorganization, the Registrant and BPS filed a Preliminary Proxy Statement (the “Preferred Share Proxy Statement”).  The Preferred Share Proxy Statement contained the proxy materials soliciting the approval of the Reorganization by the VRDP Holders of BPS and the approval of the issuance  of additional VRDP Shares of the Registrant by the VRDP Holders of the Registrant.  The Definitive Preferred Share Proxy Statement was filed on January 23, 2015 and the Revised Definitive Preferred Share Proxy Statement was filed on January 26, 2015.

BPS dissolved and terminated its existence in the State of Delaware on April 13, 2015.

BPS filed an application for deregistration under the 1940 Act on Form N-8F on June 11, 2015 and the Securities and Exchange Commission declared that BPS has ceased to be an investment company on July 22, 2015.

In the Reorganization, the Registrant acquired substantially all of the assets and liabilities of BPS, pursuant to the Agreement, in a tax-free transaction in exchange for an equal aggregate value of newly-issued Common Shares and VRDP Shares of the Registrant.

Common Shareholders of BPS received an amount of MPA Common Shares equal to the aggregate net asset value of their holdings of BPS Common Shares as determined at the close of business on April 10, 2015.

VRDP Holders of BPS received one share of MPA VRDP Shares in exchange for one share of BPS VRDP Shares.  The aggregate liquidation preference of MPA VRDP Shares received by such VRDP Holders of BPS was equal to the aggregate liquidation preference of BPS VRDP Shares that were exchanged.

Fractional shares of the Registrant were not issued in the Reorganization and consequently cash was distributed for any such fractional amounts.

The Reorganization was  accomplished by a tax-free exchange of shares of MPA in the following amounts and at the following conversion ratios:

Target Fund Shares	Shares Prior to Reorganization	Conversion Ratio	Shares of MPA
BPS Common Shares	2,032,115	0.90936725	1,847,932
BPS VRDP Shares	163	1	163

663897.01-BOSSR01A - MSW